AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into as of the 27th day of July, 2006 (the “Effective Date”), by and between STAFFORD COMMERCE CENTER, L.L.C., a Virginia limited liability company (“Seller”), and COLUMBIA EQUITY TRUST, INC., a Maryland corporation, or its permitted assigns (collectively, “Purchaser”).

R E C I T A L S:

A. Seller is the fee simple owner of that certain real property located in Stafford County, Virginia consisting of certain improvements (including a two-story office building) known by street address 25 Center Street, Stafford, Virginia, containing approximately 37,052 rentable square feet in the aggregate and approximately 2.78 acres of land, inclusive of the required on-site parking facilities, containing approximately 148 parking spaces, for such improvements pursuant to applicable local law, such real property being more particularly described on Exhibit A attached hereto; and all right, title and interest of Seller, if any, that is appurtenant to the real property described on Exhibit A in and to the following: any land lying in the bed of any existing, dedicated street, road or alley, all strips and gores adjoining thereto and all appurtenances, rights, easements, rights-of-way, covenants, tenements, hereditaments and other rights incident thereto, including, without limitation, any right or option to acquire or benefit from any future easement or right-of-way to the extent that such rights and interests may benefit such real property (collectively, the “Land”), together with all improvements situated thereon and all right, title and interest of Seller in and to all other improvements, driveways, landscaping, paving, walkways, plumbing and heating pipes and fixtures situated thereon that they may benefit such improvements, situated thereon and/or used in connection therewith to the extent that they may benefit such improvements (collectively, the “Improvements”), together with all of Seller’s right, title and interest in and to the Leases identified on Exhibit B attached hereto (the “Leases”), together with, to the extent assignable, any contract rights other than the Leases, any escrow or security deposits, utility agreements, guarantees (if any), licenses, approvals, amounts held in reserve by the holder of the Existing Indebtedness (defined below) with respect to the Improvements; certificates, certificates of occupancy, plans and specifications, logos, permits, warranties or other rights related to the development of, construction of, ownership or, or use and operation of, the real property (all such items being collectively referred to as the “Intangibles”), and all furniture, fixtures and equipment and other items of personal property owned by Seller and located in or on the real property (collectively, the “Personalty”) (the Land and Improvements, together with the Intangibles, Leases and Personalty, being hereinafter sometimes referred to collectively as the “Property”); and

B. Purchaser desires to acquire the Property, and Seller desires to sell the Property, all pursuant to the following terms.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale. Purchaser agrees to acquire the Property and Seller agrees to sell the Property (including without limitation its interests in the Leases), pursuant to the terms and conditions set forth herein.

2. Purchase Price, Method of Payment, Deposit and Closing Escrow.

2.1 Purchase Price. The purchase price for the Property (including without limitation Seller’s interests in the Leases as aforesaid) shall be Seven Million Five Hundred Two Thousand Five Hundred Sixty-seven and Zero/100 Dollars ($7,502,567.00) (the “Purchase Price”).

2.2 Method of Payment of Purchase Price. The Purchase Price shall be payable by Purchaser as follows: (i) Purchaser shall, at Purchaser’s option, assume or pay off the outstanding principal and interest owed as of the Closing Date (hereinafter defined) by Seller to Archon Financial, L.P., a Delaware limited partnership, or its assigns (the “Lender”) and secured by the Property, as more particularly described in Section 3.20 below (the “Existing Indebtedness”), and (ii) the balance after application toward the Purchase Price of the outstanding principal and interest due on the Existing Indebtedness as of the Closing Date which is assumed or paid off by Purchaser, as applicable, as described in (i) above, will be paid by wire transfer of immediately available funds, of which the Deposit shall be a part, subject to such prorations and adjustments as are set forth hereinafter.

2.3 Deposit. Within three (3) Business Days (hereinafter defined) following the Effective Date, Purchaser shall deposit with Commercial Title Group, Inc., located at 8605 Westwood Center Drive, Suite 200, Vienna, Virginia 22182 (“Escrow Agent”) in cash, One Hundred Twenty-five Thousand Dollars ($125,000) (the “Initial Deposit”). If Purchaser elects to proceed with this Agreement beyond the expiration of the Inspection Period (as defined in Article 4 below), no later than three (3) Business Days after the expiration of the Inspection Period, the Purchaser shall deliver to the Escrow Agent the additional sum of One Hundred Twenty Five Thousand Dollars ($125,000) in immediately available funds (the “Additional Deposit”). The Deposit shall be held by the Escrow Agent in an interest bearing escrow account under Purchaser’s tax identification number and shall be released or applied in accordance with the terms of this Agreement. The Initial Deposit and the Additional Deposit, together with all interest earned thereon, are collectively hereinafter referred to as the “Deposit.” The Escrow Agent shall not be liable for any acts or omissions at any time unless caused by the gross negligence or willful malfeasance of the Escrow Agent with respect to the escrow established herein. If a dispute arises between the parties as to the disposition of the Deposit, the Escrow Agent shall: (i) hold the Deposit until the Escrow Agent has received releases signed by all parties to the transaction authorizing disposition of the Deposit, or (ii) hold the Deposit until such time as one of the parties to the transaction files suit and the court in which the suit is filed orders the disbursement of the Deposit, or (iii) deliver such Deposit into the court by filing an Interpleader Action. In the event of any litigation between Seller and Purchaser concerning the Deposit, Escrow Agent’s sole responsibility may be satisfied, at Escrow Agent’s option, by delivering the Deposit into the court in which such litigation is pending, and Purchaser and Seller agree that upon deliverance of such Deposit into court, neither Purchaser nor Seller shall have any further right, claim, demand, or action against the Escrow Agent. In the event any dispute arises under this Agreement between Seller and Purchaser resulting in the Escrow Agent being made a party to any litigation, Seller and Purchaser, jointly and severally, shall indemnify the Escrow Agent for all costs, and reasonable attorneys’ fees and legal expenses incurred by the Escrow Agent as a result thereof, provided that such litigation does not result in a judgment against the Escrow Agent for acting improperly under this Agreement.

3. Seller’s Representations and Warranties. In order to induce Purchaser to enter into this Agreement and to purchase the Property, Seller makes the following representations and warranties, each of which being true and correct in all material respects as of the date hereof and each of which shall be true and correct in all material respects on the Closing Date.

3.1 Organization and Authority. Seller has full power and authority to enter into this Agreement, to sell the Property to Purchaser and to otherwise perform its obligations hereunder. Seller further represents to Purchaser that the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof and the due consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite organizational action, all of which are in full force and effect. The sale of the Property pursuant to this Agreement (and the consummation of the transactions contemplated herein) shall not violate any law, ordinance, judgment, decree or order to which Seller or the Property is subject. Seller is not a “foreign person” as that term is defined by Section 1445 of the Internal Revenue Code of 1986, as amended. All Related Documents executed by Seller at the Closing (hereinafter defined) will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject. The term “Related Documents” shall mean any document or instrument executed and/or delivered by Seller in connection with or pursuant to the Closing of the transaction contemplated by this Agreement including, without limitation, the Deed (hereinafter defined), bill of sale, Lease Assignment and Assumption Agreement (hereinafter defined), Loan Assumption Documents (hereinafter defined), assignment and assumption of contracts, and the FIRPTA Certificate (hereinafter defined).

3.2 Encroachments. To Seller’s knowledge, no part of the Improvements encroaches on any other property, and no Improvements violate any setback requirements. To Seller’s knowledge, no structures of any kind encroach on the Property.

3.3 Ownership. Seller is the sole, fee simple owner of the Property, free and clear of liens and encumbrances other than the Permitted Exceptions (defined below) and the liens securing the Existing Indebtedness which shall be assumed or paid off by Purchaser as of the Closing Date.

3.4 Oral Agreements. No oral agreement has been entered into with any person or entity relating to or connected with the ownership, construction, use, operation, maintenance or condition of the Property which would be binding upon Purchaser at or subsequent to the Closing.

3.5 Insurance. Seller has not received any written notice from any insurance company which has issued a policy with respect to the Property requesting performance of any structural or other repairs or alterations to any of the Property which has not been complied with. Seller has not received from any insurance company presently insuring the Property any notice of cancellation of any policy or of a material increase in the current premium of any policy. Seller agrees to keep present coverages in full force and effect, and to pay the premiums thereon, until the date of Closing.

3.6 Building Documents. To the extent not previously provided or made available to Purchaser, Seller shall make available to Purchaser within the two (2) day period from and after the date hereof, for Purchaser’s inspection and photocopying at Seller’s place of business, copies of all documents, instruments, reports, analyses, surveys, inspections and other information in Seller’s possession and relating to the Land and/or the condition or construction of the Improvements and/or the presence of any Hazardous Substances (as herein defined) in or around the Property, together with copies in Seller’s possession of any and all plans, operating statements, rent rolls, Service Contracts (hereinafter defined), engineering or architectural studies or reports and soil or environmental studies or reports; copies in Seller’s possession of any and all agreements, permits (including use and occupancy certificates and building permits) and approvals which the Seller has with any governmental authority pertaining to the Property; copies of the Seller’s existing title policy and all surveys; plats; engineering, mechanical, and architectural data in Seller’s possession relating to the Property, including if available “as-built” surveys and “as-built” site plans (including the current, approved site plan) relating to the Property; copies of all warranties and guaranties of every type in Seller’s possession with respect to the Property; a copy of Seller’s certificate of insurance evidencing insurance coverage on the Property; and a copy of most recent real estate tax bill/assessment for the Property (collectively the “Building Documents”).

3.7 Hazardous Wastes. With respect to the Property (including, without limitation, the soil and ground water underneath the Improvements), no summons, citation, directive, notice or complaint issued by the United States Environmental Protection Agency or other federal, state or local government authority has been received by Seller, its employees or to Seller’s knowledge, its agents, concerning any alleged violations of any environmental laws and regulations or any investigation or request for information relating to the handling, packaging, transportation, treatment, storage or disposal of Hazardous Substances on-site or when transported off-site. To Seller’s knowledge, the Property is in compliance with all laws, regulations, orders, decrees and agreements relating to Hazardous Substances and there are no Hazardous Substances on, at or under the Property as of the date hereof. The term “Hazardous Substances” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and all regulations thereunder. For the purposes of this Agreement, the term Hazardous Substances also includes radon, petroleum and petroleum products and asbestos and asbestos products.

3.8 Condemnation. No taking by power of eminent domain or condemnation proceeding has been instituted or, to Seller’s knowledge, threatened for the permanent or temporary taking or condemnation of all or any portion of the Property.

3.9 Litigation. There is no pending or, to Seller’s knowledge, threatened, litigation, proceeding or investigation relating to the Property, Seller’s title thereto, Seller’s right to sell the Property or the zoning or use of the Property.

3.10 Compliance; Notice of Violations. Seller has received no written notice of any violation of any law, rule, regulation, order, requirement, code, ordinance, statute or regulation issued by any government agency, board, commission, authority or other government entity, or any insurance board of underwriters, or of any action in any court or in any government or administrative body on account thereof, against or affecting the zoning, use, development, maintenance, condition or operation of the Property or any part thereof.

3.11 Commitments. Seller has not made, and prior to Closing hereunder shall not make, any commitments to any government authority or agency, utility company, or to any other organization, group or person relating to the Property that would impose on Purchaser or the Property (or any future owner thereof) the obligation to make on or after the Closing any contributions of money, dedication of land or grants of easements, rights-of-way or other things, or to construct, install or maintain any improvements, public or private, on or off the Property.

3.12 Liens. No labor has been performed or materials furnished at the request or direction of Seller that could result in a materialman’s or mechanic’s lien filed against the Property except as shall be fully paid or released prior to Closing. All real estate taxes on the Property which have become due and payable prior to Closing have been or will be paid by Closing.

3.13 Leases. There are no leases, license agreements or other occupancy agreements for the Property binding upon the Purchaser or its successors other than the Leases described on the schedule of leases attached hereto as Exhibit B. The copies of the Leases delivered to Purchaser by or on behalf of Seller prior to the execution of this Agreement are true, accurate and complete in all material respects as of the date hereof, are in full force and effect and none of the Leases has been further modified, amended or extended. None of the Leases shall be further extended, modified or amended prior to Closing without the Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed. Neither landlord nor, to Seller’s knowledge any of the tenants, is in default under the Leases, and there are no other obligations of the landlord pertaining to the Property except as expressly set forth in the Leases. To the knowledge of Seller, no controversy, claim, dispute or disagreement exists between the parties to any of the Leases, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any of the Leases. The Leases are all in full force and effect. Neither the tenants under the Leases (the “Tenants”) nor any other person, firm or corporation has any right, option or agreement to purchase the Property, including, but not limited to, purchase options or rights of first refusal to purchase the Property or any portion thereof. The security deposits for the Leases are listed on Exhibit B and there are no security deposits or other deposits other than those described on Exhibit B. There are no brokerage, leasing or other commissions payable with respect to the Leases as of the date hereof, and at Closing, there shall be no such commissions payable, whether with respect to the present terms thereunder or any renewals. Except for the funding of moving expenses offered to Garrett Development Corporation in connection with its First Amendment to Deed of Lease dated April, 2006 (the costs of such moving expenses are a Seller obligation that will be credited to Purchaser at Closing), there are no unperformed requirements under the Leases for the Seller to perform or fund the performance of any tenant build-out or improvement work.

3.14 Service Contracts. At Closing, there shall be no service, maintenance, supply, management, leasing contracts or other agreements (“Service Contracts”) except for those Service Contracts shown on Exhibit C attached hereto and made a part hereof that Purchaser does not elect to have terminated by providing Seller with a written notice prior to the expiration of the Inspection Period. In the event that Purchaser provides Seller with a written notice prior to the expiration of the Inspection Period to terminate all or some of the Service Contracts, Seller shall ensure the termination of such Service Contracts effective as of the Closing Date. Seller is not in default under any of the Service Contracts and to its knowledge no other parties to any of the Service Contracts are in default thereunder. Seller will cause the Management Agreement for the Property between the Seller and Garrett Development Corporation and any listing or leasing agreement for the Property to be cancelled effective as of the Closing Date. The copies of the Service Contracts delivered to Purchaser by or on behalf of Seller prior to execution of this Agreement are true, accurate and complete in all material respects as of the date hereof, are in full force and effect and none of them has been further modified, amended or extended.

3.15 Assessments. To Seller’s knowledge, there are no assessments for public improvements or repairs made or pending against the Property (or any component thereof) which remain unpaid, including, without limitation, those for construction of sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs and, to Seller’s knowledge, none has been proposed. Seller has provided Purchaser a true and complete copy of the most recent real property tax bills for the Property and true and complete copies of bills for any and all public space rentals, vault rentals and any other public rentals or taxes relating to the use or ownership of the Property (and all components thereof). Seller shall promptly deliver to Purchaser a true and complete copy of any new real property tax assessment received for any component of the Property.

3.16 No Actions. Seller shall not knowingly cause or permit by its agents or employees any action to be taken which would cause any of the representations or warranties contained or incorporated in this Agreement to be untrue as of the Closing Date. Seller agrees to notify Purchaser promptly in writing of any event or condition of which Seller becomes aware which occurs prior to Closing hereunder and which causes a material change in the truth of any of the representations or warranties contained herein.

3.17 Employees. Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of the Property (or any component thereof) for which Purchaser shall have any liability or obligation. Neither Seller nor its management agent has any employees at the Property (or any component thereof), other than at-will employees who shall remain the responsibility of Seller or its management agent and as to whom Purchaser shall have no liability or obligation whatsoever. As of the Closing Date, there shall be no employees working at the Property (or any component thereof). Seller shall have paid or caused to be paid to all employees of the Seller or its management agent all salary and any other payments which shall be payable on account of each such employee for such period through Closing Date.

3.18 USTs. To the best of Seller’s knowledge, there are no underground storage tanks located on the Property. Seller has not removed, or caused to be removed, any underground storage tanks from the Property (although one overground storage tank was removed by Seller at the time of development of the Property and/or the Related Properties) and, to the best of Seller’s knowledge, no underground storage tanks were removed from the Property before Seller acquired title to the Property.

3.19 No Termination of Utilities. Seller has not received any written notice of the termination or impairment of the furnishing of services to the Property or any component thereof of water, sewer, gas (if any), electric, telephone, drainage and other such utility services.

3.20 Existing Indebtedness. The documents described on Exhibit D hereto and made a part hereof (the “Loan Documents” and the funds disbursed thereunder, the “Loan”), are the only documents or agreements relating to the Existing Indebtedness to which Purchaser will be bound after the Closing upon an assumption by Purchaser of the Loan. There are no amendments or modifications (written, oral, by course of conduct or otherwise) to the Loan Documents other than as described on Exhibit D.

The original principal amount of the Loan to Seller under the Loan Documents was $3,517,000.00. The current amount of principal outstanding under the Loan Documents is $3,164,830.34. The annual rate of interest throughout the remaining term of the Loan is 7.31%. All payments required to be made under the Loan Documents to date have been made and will be made as of Closing. There are no other fees, expenses or other amounts due to Lender as of the date hereof (other than transfer or assumption fees which may be imposed after the date of execution of this Agreement in connection with the transfer of the Existing Indebtedness to Purchaser or prepayment fees payable in connection with a prepayment of the Loan, which fees shall be payable by Purchaser in accordance with Section 4.5 below).

Neither Seller nor, to the best of Seller’s knowledge, Lender is in default under the Loan Documents. There are no other obligations of the Seller to the Lender except as set forth in writing in the Loan Documents. No controversy, claim, dispute or disagreement exists between the parties to the Loan Documents. No event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any of the Loan Documents. The Loan Documents are in full force and effect. There are no reserves held by Lender except as set forth on Exhibit D.

The Loan Documents shall not be further extended, modified or amended prior to Closing.

There is no pending or, to Seller’s knowledge, threatened, litigation, proceeding or investigation relating to the Loan Documents.

3.21 No Other Agreements. Without in any way limiting the generality of the foregoing representation, Seller further represents and warrants to Purchaser that no understanding, agreement (either express or implied), or reasonable expectancy of agreement with respect to sale or other transfer of the Property exists between Seller and any third party.

3.22 Completeness and Accuracy. The documents delivered by Seller to Purchaser pursuant to Section 3.6 above and the other provisions of this Agreement are the material documents in the possession of Seller or its representative and agents relating to the Property and used by Seller in its operation of the Property. The representations and warranties contained in this Agreement do not contain any material untrue statement of fact and do not omit any statement of fact necessary to make the information herein or therein not materially misleading.

3.23 Absence of Bankruptcy. Neither Seller nor, to the best of Seller’s knowledge, any member or manager of Seller has commenced (within the meaning of any Bankruptcy Law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any Bankruptcy Law that is for relief against Seller or any member or manager of Seller in any involuntary case or appoints a custodian of Seller or any member or manager of Seller or for all or any substantial part of its or their property.

3.24 Zoning. There are no outstanding zoning proffers applicable to the Property or any part thereof. Except for a bond for storm water management in the amount of $13,543 which Seller has been working to remove (the “Storm Water Bond”), all public site improvements required to be performed in connection with the development of the Improvements have been completed and any bond posted to secure the performance of such public site improvements has been released. Seller accepts responsibility for causing the removal of the Storm Water Bond, will use reasonable efforts to cause its removal prior to Closing and will indemnify and hold Seller harmless from any cost or expense related thereto. In the event that Seller is unable to release the Storm Water Bond by Closing, Seller shall be obligated to release same within ninety (90) days after Closing and shall fully indemnify Purchaser from any liability therefore.

3.25 Independence of Property. The Property is an independent unit which does not now rely, and on the Closing Date will not rely, on any facilities (other than the facilities of public utility and water companies and of access from the public roads) located on any property not included in the Property (i) to fulfill any legal requirements, (ii) for structural support, or (iii) for the furnishing to the Improvements of any essential building systems or utilities, including electrical, plumbing, mechanical and heating, ventilating and air conditioning systems. No building or other improvement not included in any part of the Property relies on any part of the Property to fulfill any legal requirements or for structural support or the furnishing to such building or improvement of any essential building systems or utilities. Notwithstanding the foregoing, Purchaser acknowledges the obligations set forth in the Declaration (as defined in Article 8 herein), including without limitation the cross-parking easements described in Section 3.8.

3.26 Utilities. All water, sewer, gas, electricity and other utilities required for the use, occupancy, operation and maintenance of the Improvements are connected thereto and in service, are adequate to serve the normal operation of the Property, are supplied directly to the Property by facilities of public utilities, and the cost of installation and connection of such utilities has been fully paid. All public utilities required for the operation of the Property enter the Property through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser.

The representations and warranties of Seller set forth in this Article 3 shall survive Closing for a period of one (1) year. No claims for a breach of any representation or warranty of Seller shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one (1) year period and an action shall have been commenced by Purchaser against Seller within ninety (90) days after the termination of such one (1) year survival period. As used herein, the term “Cap” shall mean the total aggregate amount of Seven Hundred Fifty Thousand and Zero/100 Dollars ($750,000.00). In no event shall Seller’s aggregate liability to Purchaser under this Agreement and the Related Contracts (hereinafter defined), for breach of any representation or warranty of Seller under Article 3 of this Agreement or Article 3 of the Related Contracts, exceed the amount of the Cap (it being understood, however, that the Cap shall not apply to any liability that Seller may have to Purchaser, whether for breach of a representation or warranty or otherwise, as a result of Seller’s fraud). Net proceeds from the Closing in a minimum amount equal to the Cap shall be placed into escrow with Escrow Agent or, at Seller’s option, with Walker Title Company (“Walker Title”) pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit H until the later of the expiration of the one (1) year survival period or the final resolution of any bona fide claim for which notice is given by Purchaser during such survival period (the “Reps and Warranties Escrow”). In the event that Seller selects Walker Title to act as the escrow agent for the Reps and Warranties Escrow, Seller shall pay any escrow or other fee charged by Walker Title.

4. Inspection; Condition of Property and Title.

4.1 Right of Inspection. Purchaser shall have the right, at its own risk, cost and expense, at any time prior to Closing during normal business hours (i.e., Monday through Friday from 9:00 a.m. to 5:00 p.m. — federal holidays excepted) upon not less than twenty-four (24) hours prior notice to Seller to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys, tests, test borings, inspections, investigations and architectural, structural, economic, environmental and other studies of the Property as Purchaser may deem desirable. Purchaser agrees that it shall obtain Seller’s consent prior to contacting any Tenant or entering or seeking to enter any Tenant’s premises at the Property, such consent not to be unreasonably withheld, conditioned or delayed (but may be conditioned on allowing Seller to monitor any communication and/or accompany Purchaser on any entry into a Tenant’s premises). Seller agrees that it shall reasonably cooperate with Purchaser in connection with any other information regarding the Property reasonably requested by Purchaser and will provide or make available such information during the Inspection Period and at all periods thereafter through the Closing to the extent either in Seller’s possession or control. Purchaser shall, at Purchaser’s sole cost and expense, promptly and fully restore any damage or destruction to the Property occurring as a result of any act or omission of Purchaser by reason of such tests, studies or investigations. Purchaser shall indemnify, defend and hold Seller harmless from and against all loss, cost, damage or claim (including attorneys’ fees reasonably incurred, court costs and costs of investigation) arising out of or resulting from Purchaser’s exercise of the right and privilege granted to Purchaser contained in this Article 4, and the undertakings contained in this Article 4 shall survive closing or prior termination of this Agreement. The obligations of Purchaser under the immediately preceding sentence shall expressly survive any termination of this Agreement. The parties acknowledge that Purchaser may be required to perform a historical audit of the Property in order to comply with Item 3-14 of Regulation S-X promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. Seller shall, effective as of the Closing Date, make commercially reasonable efforts to permit Purchaser’s auditors access at that location where Seller customarily maintains its records, upon reasonable advance notice and during normal business hours, to all of the Property’s books and records and the operating statements (certified by an officer of the manager of Seller) and property management balance sheets for the Property for one (1) calendar year prior to the Closing Date and for the period from the end of the prior fiscal year through the Closing Date. To the extent that the originals or copies of same are not otherwise provided by Seller to Purchaser at the Closing, and to the extent that the same are ordinarily maintained by Seller in its normal course of business, such books and records shall include the detail general ledger of profits and loss, accounts receivable records, rent rolls, billing records, accounts payable records, and contracts. Purchaser’s access rights shall commence on the Closing Date and shall continue until the successful completion of the audit and the filing of the 3-14 report with the SEC (hereinafter defined), written notice of which shall be delivered promptly by Purchaser to Seller; provided, however, that Seller’s obligation to provide access to Purchaser as described above shall terminate on the first anniversary of the Closing Date. Notwithstanding anything to the contrary in the foregoing, other than providing the access to Purchaser specified herein, Seller shall not have any liability or responsibility in connection with or in any manner related to, directly or indirectly, any audit required to be made by Purchaser or any compliance required of Purchaser with any Regulation under the Securities Act of 1933 or the Securities Act of 1934.

4.2 Inspection Period. Purchaser’s obligations under this Agreement are subject to Purchaser’s approval of the Property for Purchaser’s intended use and to satisfaction of certain other contingencies more fully described in Article 5 below. Purchaser shall have the period commencing on the date hereof and ending at 5:00 p.m. on August 8, 2006 (the “Inspection Period”) to inspect the Property and to conduct such tests and investigations as it deems advisable in order to determine that the Property can be used for Purchaser’s intended use. If, during the Inspection Period, Purchaser in its sole discretion is not satisfied with the Property for any or no reason whatsoever, Purchaser shall notify Seller in writing (prior to the expiration of the Inspection Period) in which event:

(i)	the Deposit shall be returned to Purchaser;

(ii)	this Agreement shall be automatically terminated; and

(iii)	the parties shall be relieved of any further obligation and responsibility under this Agreement, subject only to the Purchaser’s obligations under Section 4.1 above.

It is expressly recognized and agreed by the parties that if Purchaser fails to notify Seller in writing prior to the end of the Inspection Period that Purchaser elects to terminate this Agreement pursuant to this Section 4.2, then Purchaser shall be deemed to have waived its termination right under this Section 4.2, and, subject to the additional termination right set forth in Section 4.3 below, the satisfaction of certain other contingencies more fully described in Article 5 below and the terms of Article 10 and Section 11.2 below, the entire Deposit shall thereupon be deemed at risk and non-refundable to Purchaser.

4.3 Additional Inspection for Title, Zoning and Survey Only. Purchaser will have the additional right to terminate this Agreement at any time after the last day of the Inspection Period and prior to 5:00 p.m. on August 15, 2006 (the “Extended Review Period”) should Purchaser be dissatisfied with the status of the Property’s zoning compliance, the title commitment and/or the ALTA survey obtained by Purchaser for the Property. If, during the Extended Review Period, Purchaser determines in good faith that a zoning, title and/or survey problem or issue exists which, in Purchaser’s reasonable opinion, materially affects the Property, then Purchaser may notify Seller in writing prior to the expiration of the Extended Review Period that it wishes to terminate this Agreement pursuant to this Section 4.3 (which notice will specify the particular title, zoning and/or survey problem or issue identified by Purchaser), in which event:

(i)	the Deposit shall be returned to Purchaser;

(ii)	this Agreement shall be automatically terminated; and

(iii)	the parties shall be relieved of any further obligation and responsibility under this Agreement, subject only to the Purchaser’s obligations under Section 4.1 above.

It is expressly recognized and agreed by the parties that if Purchaser fails to notify Seller in writing prior to the end of the Extended Review Period that Purchaser elects to terminate this Agreement pursuant to this Section 4.3, then Purchaser shall be deemed to have waived its additional termination right under this Section 4.3, and, subject to the satisfaction of certain other contingencies more fully described in Article 5 below and the terms of Article 10 and Section 11.2 below, the entire Deposit shall thereupon be deemed at risk and non-refundable to Purchaser.

4.4 Title Commitment. Purchaser shall be responsible for obtaining a preliminary title report for the Property after the Effective Date, and shall notify Seller in writing after Purchaser’s receipt thereof whether any items shown on such title report are unacceptable to Purchaser. Seller may, at its sole option, seek to cure any such title defects of which it is notified on or before the expiration of the Extended Review Period. However, any title defects or exceptions shown on Purchaser’s title report which Purchaser does not object to in writing prior to the expiration of the Extended Review Period, or which remain uncured for any reason at the expiration of Extended Review Period (regardless of whether or not Purchaser has objected thereto), shall be deemed waived by Purchaser after the expiration of the Extended Review Period, all such defects or exceptions shall thereafter constitute “Permitted Exceptions” for all purposes of this Agreement. Notwithstanding the foregoing, Seller shall be obligated to remove by Closing, at Seller’s sole cost, any and all monetary liens on or encumbrances to the Property arising from any financing transaction, including without limitation, any mortgages, deeds of trust and financing statements, with the exception of the Existing Indebtedness, without the necessity of Purchaser providing any objection notice.

4.5 Assumption or Repayment of Existing Indebtedness. Purchaser shall provide Seller with written notice prior to the expiration of the Inspection Period of Purchaser’s determination to assume or pay off the Existing Indebtedness. In the event that Purchaser fails to timely provide such written notice to Seller, Purchaser shall be deemed to have elected to assume the Existing Indebtedness. In the event Purchaser elects to assume the Existing Indebtedness, then, Purchaser and Seller shall work actively and in good faith with the Lender to ensure that the Purchaser will be able to timely and satisfactorily assume the Existing Indebtedness at Closing. In such event, Purchaser shall be responsible for the payment of Lender’s one percent (1%) loan assumption fee, the attorney’s fees of Lender’s counsel, and all other reasonable costs and expenses which may be charged by the Lender as a condition of approving the assumption thereof. In the event that Purchaser elects to pay off the Existing Indebtedness, then: (i) the outstanding principal balance of the Existing Indebtedness and any accrued and unpaid interest thereon owed as of the Closing Date shall be paid by Purchaser and credited against the Purchase Price pursuant to Section 2.2 above, but any cost of such repayment (e.g., costs of defeasance, yield maintenance premiums, Lender’s fees and charges, etc.) charged by Lender or incurred by Purchaser in connection with such repayment shall be bourn by Purchaser and not applied against the Purchase Price at Closing, and (ii) if there is a credit on the loan payoff statement for reserves or escrows held by Lender for the use or benefit of Seller which reduces the amount required to be paid by Purchaser to repay the Existing Indebtedness, then such reduction amount shall be credited to Seller at Closing.

Notwithstanding anything in this Agreement to the contrary, if Purchaser has elected to assume the Existing Indebtedness, either party may terminate this Agreement by written notice to the other at any time prior to the Closing Deadline (in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liabilities to the other, subject only to the obligations of the Purchaser under Section 4.1 above), and such termination shall not be a default of the terminating party nor a willful failure by the terminating party to settle hereunder, in the event that: (i) the Lender refuses to permit the assumption of the Loan by the Purchaser, or is not ready to close on the assumption of the Loan by the Closing Deadline, for reasons unrelated to the terminating party’s failure to cooperate actively and in good faith with the Lender or to comply with any commercially reasonable requirements of the Lender not inconsistent with this Agreement in connection with the Loan assumption, or (ii) the Lender imposes commercially unreasonable requirements on the terminating party as a condition to permitting the assumption of the Loan.

5. Conditions Precedent to Closing

5.1 Purchaser’s Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing Date:

(i)	Representations and Warranties. Each of Seller’s representations and warranties contained herein shall be true and correct in all material respects in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing Date. In addition, Seller shall have complied with its obligations under Article 12 below as of the Closing Date;

(ii)	Title Insurance. Purchaser shall have been able to secure a commitment, naming Purchaser as the proposed insured, for an owner’s policy of title insurance (“Title Policy”) for the Property. Upon Purchaser’s payment to the title company of the stipulated title insurance premium, the Title Policy shall insure Purchaser that, upon consummation of the purchase and sale herein contemplated at the Closing, Purchaser will be vested with good, fee simple, marketable title to the Property (having a legal description consistent with that set forth on the annexed Exhibit A), free and clear of all encumbrances other than the Permitted Exceptions and if Purchaser has elected to assume the Existing Indebtedness, liens securing the Existing Indebtedness;

(iii)	Condition of Property. Seller shall not have committed waste or nuisance upon the Property and shall have maintained and kept the Property (including the grounds thereof) in substantially the same order and condition as exists as of the date hereof, normal wear, tear and obsolescence excepted. Seller shall not cause any renovations, alterations or significant cosmetic changes to be made at or to the Property prior to Closing except required repairs and any alterations or changes made with Purchaser’s written consent (which consent shall not be unreasonably delayed, withheld or conditioned). Seller shall not have undertaken or permitted any action within Seller’s control, without the consent of Purchaser, which would impair or otherwise affect the use, ownership, acquisition or development of the Property on or after Closing in any material, adverse respect or which would cause any of the representations or warranties set forth herein to be untrue in any material respect;

(iv)	Estoppel Certificates. No later than five (5) days before the Closing Date, Seller shall have obtained and delivered to Purchaser the original executed (a) tenant estoppel certificates, dated no more than twenty-five (25) days prior to the Closing Date, from Tenants occupying, in the aggregate, at least eighty (80%) of the rentable square footage of the Building, in substantially the form set forth in Exhibit E, or with such changes thereon as may be requested by any such Tenants and approved by Purchaser and Seller (such approval not to be unreasonably withheld), free from material adverse disclosures not previously disclosed to Purchaser in writing, and (b) the CC&R estoppel certificate, dated no more than twenty-five (25) days prior to the Closing Date, from Stafford Commerce Center Owners Association in substantially the form set forth in Exhibit I attached hereto;

(v)	Covenants of Seller. Seller shall have delivered those documents required of Seller at Closing under Article 7 herein; and

(vi)	Lender Approval. If Purchaser has elected to assume the Existing Indebtedness, the Lender has approved such assumption of the Existing Indebtedness by the Purchaser and, with respect to Stafford Commerce Center III and Stafford Commerce Center IV (as defined in Section 6 below), the lender secured by such properties has agreed to release the property known as Stafford Station from the cross-default and cross-collateralization of the loan documents evidencing and/or securing such indebtedness without any expense to or consideration from Purchaser (the “Stafford Station Release”). In the event the owners of Stafford Commerce Center III and Stafford Commerce Center IV are unable to obtain the Stafford Station Release by Closing and this Agreement is terminated as a result of the failure to satisfy such condition precedent to Purchaser’s obligation to close hereunder, Seller shall reimburse Purchaser for its Pursuit Costs (as such term is hereinafter defined); provided, however, that the Pursuit Costs required to be paid by Seller under this Section 5.1 (vi) and under Section 5.1(vi) of the Related Contracts shall not exceed $50,000 in the aggregate. This provision shall fully survive the expiration or earlier termination of this Agreement.

5.2 Concurrent Closings. Concurrent with execution of this Agreement, Stafford Commerce Center II, L.L.C., Stafford Commerce Center III, L.L.C., and Stafford Commerce Center IV, L.L.C., each Virginia limited liability companies (the “Related Sellers”) controlled by the same individuals as Seller, and Purchaser have entered into those certain other Agreements of Sale and Purchase (the “Related Contracts”) for the properties known as Stafford Commerce Center Building II, with a street address of 24 Center Street, Stafford, Virginia (“Stafford Commerce Center II”), Stafford Commerce Center Building III, with a street address of 16 Center Street, Stafford, Virginia (“Stafford Commerce Center III”) and Stafford Commerce Center Building IV, with a street address of 10 Center Street, Stafford, Virginia (“Stafford Commerce Center IV”, and collectively with Stafford Commerce Center II and Stafford Commerce Center III, the “Related Properties”). Purchaser and Seller recognize and agree that the sale of the Property and Closing hereunder are expressly conditioned upon the concurrent closings on the Related Properties by the applicable Related Sellers and Purchaser or an entity or entities to be designated by Purchaser for the purpose of acquiring the Related Properties (each, a “Related Purchaser”). If due to the default of the Purchaser or any Related Purchaser, any of the Related Contracts terminates or the closing on any of the Related Contracts shall not occur by the deadline for closing thereunder, such default shall constitute a default under this Agreement and the provisions of Section 11.1 below shall apply. If due to the default of the Seller or any Related Seller, any of the Related Contracts terminates or the closing on any of the Related Contracts shall not occur by the deadline for closing thereunder, any such default shall constitute a default under this Agreement. In such event, Purchaser shall be entitled to elect its remedy under Section 11.2 herein, but Purchaser agrees that it shall not be entitled to (i) waive the default hereunder and proceed to Closing on this Agreement without closing on all of the Related Contracts, or (ii) pursue a suit for specific performance hereunder unless Purchaser has elected to pursue specific performance on all of the Related Contracts. If for any reason other than a Purchaser or Seller default, any of the Related Contracts shall terminate in accordance with its terms or the closing on any of the Related Contracts shall not occur by the deadline for closing thereunder, then this Agreement shall automatically terminate, the Deposit shall be refunded to Purchaser and the parties shall be released of all obligations hereunder other than the obligations of Purchaser under Section 4.1 above.

5.3 Failure of Condition to Purchaser’s Obligations. In the event of the failure of any condition precedent set forth in Section 5.1 above as of the Closing Date, Seller shall have the right to extend the Closing Date by written notice to the Purchaser on or prior to the Closing Date for up to thirty (30) days in order to attempt to satisfy such condition. In the event of the failure as of the Closing Date (as the same may have been extended) of any condition precedent set forth above, Purchaser, at its sole election, may, at its option, either:

(i)	terminate this Agreement, in which event the Deposit shall be returned to Purchaser, whereupon neither party shall have any further obligations or liabilities to the other, subject only to the obligations of the Purchaser under Section 4.1 above, or

(ii)	waive the condition and proceed to Closing.

However, nothing contained herein shall be deemed to affect the rights of Purchaser under Section 11.2 below in the event Seller has breached a representation or warranty made by Seller under this Agreement or Seller shall willfully default on its obligations to settle on the Property.

6. Closing. The purchase and sale contemplated herein shall be consummated at a settlement (“Closing”) which shall take place on the date (the “Closing Date”) which is fifteen (15) days after the date upon which Seller has received: (i) if Purchaser has elected to assume the Existing Indebtedness, notice from Lender hereunder, which is also the mortgage lender for Stafford Commerce Center II, that Lender has approved, and is ready to close on, the assumption by Purchaser and/or Related Purchasers of both the Existing Indebtedness and the indebtedness to Lender secured by Stafford Commerce Center II, and (ii) notice from the LaSalle Bank National Association, a national banking association, or assigns, mortgage lender for Stafford Commerce Center III and Stafford Commerce Center IV, that such lender has approved, and is ready to close on, the assumption by Purchaser and/or Related Purchasers of the indebtedness secured by Stafford Commerce Center III and Stafford Commerce Center IV (and such lender having agreed to release the property known as Stafford Station from the cross-default and cross-collateralization provisions of the loan documentation evidencing and/or securing such indebtedness without any expense to or consideration from Purchaser). In no event, however, shall the Closing occur later than November 30, 2006 (the “Closing Deadline”). If the Closing Date is not a Business Day, the Closing shall occur on the next day which is a Business Day thereafter. The Closing shall be performed in escrow through the Escrow Agent. The Closing shall take place during normal business hours on the Closing Date at the offices of the Escrow Agent or at such other location as the parties may mutually agree.

7. Seller’s Deliveries. Seller shall execute, as appropriate, or cause to be executed, and deliver to the Escrow Agent at Closing:

7.1 Deed. A special warranty deed (“Deed”) in such form as shall be reasonably acceptable to the Escrow Agent and Purchaser’s counsel whereunder Seller grants and conveys fee simple title to the Property;

7.2 Assignment of Leases. An agreement (the “Lease Assignment and Assumption Agreement”) evidencing the Seller’s assignment and the Purchaser’s assumption of the Leases as of the Closing Date in form and content reasonably acceptable to counsel for Purchaser and Seller;

7.3 Loan Assumption Documents. If Purchaser has elected to assume the Existing Indebtedness, such commercially reasonable documents or instruments as the Lender may require to effectuate the assignment by Seller and assumption by Purchaser of the Existing Indebtedness in accordance with the Existing Loan Documents (the “Loan Assumption Documents”);

7.4 Option to Acquire Stafford Commerce Park Properties. An Option Agreement, in substantially the form attached as Exhibit F hereto, from Stafford Commerce Park, LLC granting to Purchaser (or to a direct or indirect subsidiary of Purchaser) the option, commencing on the Closing Date and continuing until the third (3rd) anniversary of the Closing Date, to acquire the properties known as Stafford Commerce Park I, Stafford Commerce Park II and Stafford Commerce Park III on the terms described in Exhibit F;

7.5 Seller’s Affidavit. Such certificates, affidavits and other evidence signed and delivered by Seller, as may reasonably be required to induce the title company to issue the Title Policy, without exception except for the Permitted Exceptions and, if Purchaser has elected to assume the Existing Indebtedness, the liens securing the Existing Indebtedness;

7.6 FIRPTA Affidavit. An affidavit certifying that Seller is not a “foreign person” as that term is defined by Section 1445 of the Internal Revenue Code of 1986, as amended;

7.7 Resolutions. A certified true copy of Seller’s resolutions authorizing the sale contemplated herein and the execution of this Agreement and all other documents delivered by Seller at Closing and such other certificates, documents and instruments as may reasonably be required by the title company to issue the Title Policy;

7.8 Bill of Sale and Assignment of Contracts. A bill of sale and an assignment of contracts, each in form reasonably acceptable to Purchaser’s counsel, conveying to Purchaser all Personalty and the Intangibles, and all of Seller’s right, title and interest, to the extent assignable, in and to any (i) unexpired warranties and guarantees now in effect with respect to any part of the Property and/or mechanical equipment and appliances at the Property, (ii) all architectural, engineering, rezoning and subdivision plans (if any), specifications, drawings, and reports, and (iii) all licenses and permits relating to the Property to the extent the same exist and are assignable;

7.9 Possession; Keys. Possession of the Property and keys for the Improvements in the possession or control of Seller or its agents;

7.10 Original Documents. The originals (or copies if originals are not available) of all the Building Documents, including without limitation, the Leases;

7.11 Files. To the extent available, originals (or copies, if originals are not available) of all documents and books and records necessary for the continued operation of the Property, other than proprietary information, including without limitation, Lease files, rent records, escalation records and statements and maintenance records;

7.12 Notice Letter to Tenants. Letters, in form acceptable to Purchaser’s counsel, addressed to each of the Tenants, notifying the Tenants of the sale of the Property to Purchaser or Related Purchaser, as applicable; and

7.13 Reps and Warranties Escrow. The Reps and Warranties Escrow agreement in substantially the form attached hereto as Exhibit H as executed by Seller and Walker Title.

8. Purchaser’s Closing Obligations. Purchaser shall assume or pay off the Existing Indebtedness, at its option as provided herein, and pay the remaining Purchase Price (as described in Article 2 above), together with all other funds required hereunder to be paid by the Purchaser in connection with the Closing, by federal wire transfer to the Escrow Agent on the Closing Date. Purchaser shall also execute the Assignment and Assumption Agreement, the Loan Assumption Documents, if applicable, and such other documents or instruments as the Escrow Agent or title company may reasonably require in connection with the Closing. Additionally, Purchaser agrees to take, at Seller’s sole cost and expense, any steps prior to or at Closing reasonably requested by Seller in a written notice to Purchaser provided at least fifteen (15) days prior to Closing (including, without limitation, the execution of reasonable documents) to further evidence or perfect the cross-easements for parking set forth in Section 3.8 of the Declaration for Stafford Commerce Center dated November 7, 2001 and recorded among the land records of Stafford County, Virginia as Instrument 1 LR 010026943 (the “Declaration”). Seller shall be solely responsible for any recording or other costs associated with any such documents. Additionally, for a period of one (1) year after Closing hereunder, Purchaser will consider in good faith, but shall have no legal obligation whatsoever to agree to or negotiate with regard to, any Seller request related to issues regarding the physical or legal connections of the Property with the property known as Stafford Station.

9. Settlement Charges; Prorations and Adjustments.

9.1 Allocation of Settlement Charges. Seller shall pay the cost of preparation and recordation of the Deed. Purchaser shall pay the title examination fees and the title insurance premium. Seller and Purchaser shall each pay half (1/2) of the Grantor’s Tax and Deed Recordation Taxes and half (1/2) of the costs incurred by Purchaser to obtain an ALTA survey for the Property. Other settlement expenses (except as otherwise expressly set forth in this Section 9.1) shall be paid in accordance with the customs of real estate transactions in Stafford County, Virginia. Seller shall be responsible at its sole cost and expense for the cost to release any existing liens on the Property other than the Permitted Exceptions and other than the liens securing the Existing Indebtedness (such Existing Indebtedness to be either assumed or prepaid by Purchaser in accordance with this Agreement). Purchaser will pay one-half of the escrow fees of the Escrow Agent and Seller shall be responsible for the balance of the escrow fees. Purchaser shall be solely responsible for the costs incurred in connection with obtaining, executing, recording and insuring any financing obtained by Purchaser. Purchaser and Seller each shall pay its own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby.

9.2 Prorations and Adjustments. At Closing, interest on the Existing Indebtedness (if being assumed by Purchaser), rents, all real property taxes, water rents, sewer charges, electric and other utility charges, fuel if any, operating expenses, special assessments, if any, and other similar charges affecting the Property shall be adjusted and prorated as of midnight of the day prior to the Closing Date, the day of Closing being a day of income and expense for the Purchaser. If Purchaser elects to assume the Existing Indebtedness, Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to the reserves held by the Lender as of the Closing Date, as described on Exhibit D hereto. The amount of reserves so assigned will be credited to Seller and paid by Purchaser on the Closing Date. To the extent practicable, Seller shall attempt to have utility providers read the meters for the Property on the day prior to Closing for purposes of making such prorations and adjustments. All other charges or fees customarily prorated and adjusted in similar transactions shall be adjusted at Closing. All security deposits under the Leases (together with any accrued interest thereon as may be required by law or contract) shall be paid or credited to Purchaser as of the date of Closing, and to the extent Seller has any security deposits held in the form of a letter of credit, such letters of credit shall be assigned to Purchaser as of the Closing Date, with any costs associated with assigning the letters of credit to the Purchaser to be borne by the Seller. All rent (other than prepaid rent) payable by the Tenants of the Property shall be adjusted (prorated) as of the Closing Date and paid in accordance with the following provisions:

(i)	Any Basic Rent and any monthly estimated common area maintenance (“CAM”) and real estate tax payments, and any other monthly charges under any of the Leases which are attributable to the month in which the Closing occurs, shall be adjusted as of the Closing, with Seller being entitled to the portion thereof attributable to the period of the month immediately preceding the Closing Date and Purchaser entitled to the balance of such monthly installment. The party receiving such payment after Closing shall pay over to the other party within five (5) Business Days following receipt, the portion of the installment to which the other party is entitled.

(ii)	Purchaser shall be entitled to all Basic Rent and other sums due under the Leases to the extent collected on any date after the Closing, with the exception of (a) any common area maintenance (CAM), tax and insurance adjustment payments by Tenants attributable to periods prior to the Closing, as described in this Subsection (ii) below; (b) the Basic Rent, estimated CAM charge payments and other monthly charges for the Closing month to which Seller is entitled under (i) above, and (c) to the extent specified in Subsection (iii) below, rentals paid by the Tenants on account of rental arrearages for periods preceding the Closing. Any CAM, tax or insurance adjustment payments by Tenants which are payable on an annual basis after the conclusion of each calendar year will be adjusted as of Closing, with Seller being entitled to the portion thereof attributable to the period of the year immediately preceding the Closing Date and Purchaser being entitled to the balance of such payment. Purchaser shall pay over to Seller within five (5) Business Days following receipt the portion of the installment to which the Seller is entitled (which such payment shall be accompanied by a statement showing Purchaser’s calculation of Seller’s pro rata portion). Purchaser agrees that adjustment billings to Tenants for CAM, taxes or insurance premiums for the accounting year in which the Closing occurs shall be billed by Purchaser to Tenants on a timely basis in accordance with the respective Leases (and Seller hereby agrees to cooperate with Purchaser in determining the amount of such adjustment billings). Additionally, any post-Closing tenant payments of amounts for special services provided by Seller prior to the Closing Date which were specifically billed by Seller prior to the Closing Date shall be remitted by Purchaser to Seller within five (5) Business Days following Purchaser’s receipt thereof.

(iii)	Rent which is due, but uncollected, as of the Closing shall not be adjusted, but Purchaser shall cause the rent for the period prior to Closing to be remitted to Seller if, as and when collected, less any reasonable, out-of-pocket expenses incurred by Purchaser for such collection; provided, that, except with respect to Basic Rental for the Closing month, which shall be treated as specified in (i) above, all rents collected subsequent to Closing by Purchaser shall first be applied to current rentals then due which have accrued subsequent to Closing and any remaining amounts shall be applied to rental arrearages as of Closing. Similarly, if Seller receives any Basic Rent or other sums under the Leases which are payable to Purchaser under this Section 9.2, then Seller shall promptly deliver such sums to Purchaser. Purchaser, at Seller’s request, will use reasonable efforts for a period of ninety (90) days after the Closing Date to collect past due rental amounts or other payments owed to Seller in accordance with this Section 9.2. Seller shall have no right to take any collection actions against Tenants.

All adjustment items to the extent they cannot be precisely determined at Closing (or to the extent found to be erroneous after the Closing), shall be estimated at Closing and shall be resolved by the parties in good faith no later than sixty (60) days after the Closing.

9.3 Release of Closing Escrow. Upon receipt of Purchaser’s deliveries required under Article 8 above, and subject to all of Seller’s deliveries having been received and such other conditions to Purchaser’s performance as are contained in Section 5 hereof, Escrow Agent shall record the Deed, disburse the settlement proceeds as indicated on the settlement sheets, and distribute all Closing documents as directed by counsel for Purchaser and Seller.

10. Condemnation and Risk of Loss. The risk of condemnation of all or any portion of the Property or loss or damage to the Property by fire or other casualty shall be borne by Seller until recordation of the Deed. In the event of (i) the threatened or actual commencement of eminent domain proceedings or actual condemnation or taking of all or any part of the Property, or (ii) damage to the Property by fire or other casualty, act of God or any other event on or prior to the Closing Date, which would cost in excess of One Hundred Fifty Thousand Dollars ($150,000) to repair, Purchaser, at its sole option exercisable within thirty (30) days following receipt of written notice of the event giving rise to the exercise of such option, shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further obligations or liabilities to the other, subject to the obligations of the Purchaser under Section 4.1 herein. Purchaser understands and agrees that if it does not exercise its termination option in the event of condemnation or casualty as described above, the terms and conditions of the documents governing the Existing Indebtedness will control the use of any insurance proceeds and the settlement of any insurance claims related thereto, and that Purchaser will have no rights with respect to such proceeds or claims. In the event of casualty, the repair of which would cost less than One Hundred Fifty Thousand Dollars ($150,000), Seller shall assign all insurance proceeds to Purchaser at Closing and Purchaser shall receive a credit at Closing for the amount of any deductible under Seller’s insurance. The provisions of this Article 10 shall expressly survive Closing and delivery of the Deed for the Property.

11. Default Provisions; Remedies.

11.1 Purchaser’s Default. If Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligation to consummate the transactions herein contemplated have been satisfied or waived by Purchaser, or if, pursuant to Section 5.2 above, any Related Purchaser has defaulted under any of the Related Contracts, and if Seller or the applicable Related Seller has notified Purchaser or such Related Purchaser of such default and Purchaser or such Related Purchaser has failed to cure such default within ten (10) days after such notice, then Escrow Agent shall deliver to Seller the Deposit. In such event the Deposit shall be deemed as full and complete liquidated damages and the sole and exclusive remedy of Seller, the parties hereby agreeing that they have considered carefully the loss to Seller that would be a consequence of such default and that the Deposit is a reasonable estimate of such loss. Upon payment to Seller of the Deposit, this Agreement shall terminate, and neither party shall have any further obligations or liabilities to any other party, other than any obligations or liabilities which expressly survive any termination of this Agreement.

11.2 Seller’s Default. If Seller breaches any of its representations, warranties, covenants and/or agreements hereunder or fails to consummate the purchase and sale contemplated herein by the Closing Date, or if, pursuant to Section 5.2 above, any Related Seller has defaulted under any of the Related Contracts, and if Purchaser or the applicable Related Purchaser has notified Seller or such Related Seller of such default and Seller or such Related Seller has failed to cure such default within ten (10) days of such notice, then Purchaser shall be entitled at its option to notify Seller of the election by Purchaser to terminate this Agreement, whereupon Escrow Agent shall return the Deposit to Purchaser and neither party will have any further obligation to the other hereunder, other than the obligations of the Purchaser under Section 4.1 (provided Purchaser may only elect to terminate this Agreement because of a default under a Related Contract if the respective Related Purchasers have also terminated all the Related Contracts due to such default). Alternatively, in the event Seller shall willfully fail to close as required hereunder, Purchaser at its election shall be entitled to bring suit for specific performance, inasmuch as the parties recognize and acknowledge that the Property is unique, and that there is no adequate remedy at law to compensate fully Purchaser for a breach by Seller of Seller’s obligations to convey the Property to Purchaser in accordance with the terms and conditions of this Agreement. In no event shall Purchaser be entitled to monetary damages for a failure of Seller to close hereunder, with the exception that in the case of a willful failure of Seller to close hereunder after the foregoing ten (10) day notice and cure period, and provided that in the absence of such failure to close Purchaser would have been ready, willing and able to close, Purchaser shall be entitled to recover from Seller Purchaser’s reasonable, out-of-pocket due diligence costs and expenses incurred in connection with this Agreement, including reasonable attorney’s fees (collectively, the “Pursuit Costs”).

For purposes of this Agreement, a willful failure or default of Seller is a failure or default which was within Seller’s knowledge and reasonable control to prevent. This Section 11.2 shall fully survive the expiration or earlier termination of this Agreement.

12. Obligations of Seller Pending Closing. Between the date hereof and the Closing Date:

12.1 Occupancy at Closing. The parties understand that the Property will be delivered subject only to the rights of the Tenants.

12.2 Leasing. Seller agrees that it will not enter into any new leases for premises in the Property, extend or modify any of the existing Leases or enter into any other new agreements affecting the Property without the Purchaser’s consent, which consent shall not be unreasonably delayed, withheld or conditioned. Notwithstanding the foregoing, Seller may freely enter into any ordinary and necessary service agreement affecting the Property without Purchaser’s consent if the agreement shall by its terms terminate or be terminable at will by the Seller prior to Closing, provided that Seller shall give written notice of any such agreement to the Purchaser promptly after execution thereof.

12.3 Maintenance and Operation of Property. Seller shall continue to maintain the Property consistent with its prior practices, in order that its present operating condition be maintained in good and proper repair, order and condition, normal wear and tear excepted, and shall cause the continuation of the normal operation thereof, including the purchase and replacement of supplies and equipment. Seller shall not remove or permit to be removed from the Property any Personalty, except as may be necessary for repairs or discarding worn out or useless items, provided that discarded items shall be replaced with new items of substantially equal quality and quantity and shall be free and clear of any lien or encumbrance.

12.4 No Action. Seller shall not knowingly take any action or direct, require or advise any other person or entity to take any action that would invalidate, void or make untrue any representation or warranty provided under this Agreement or otherwise breach this Agreement.

12.5 Additional Deliveries. Seller shall deliver to Purchaser promptly following its receipt copies of any notices received by Seller or its management agent from the holder of any liens existing against the Property or from any Tenants pertaining to the Property from and after the date hereof through Closing.

12.6 Scheduled Payments of Existing Indebtedness. Seller will make the scheduled monthly payments of principal and interest under the Existing Indebtedness until Closing.

13. Non-Compete; List of Other Properties. For a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, neither Seller nor any Seller affiliate (as defined below) will market to or enter into a lease with any then-existing Tenant of the Property for any office space for lease at a competitive property owned by Seller or such Seller affiliate within a three (3) mile radius of the Property, so long as there is enough available space at the Property to accommodate such Tenant’s space needs. Provided for information purposes only, attached as Exhibit G hereto is a list, current as of the Effective Date, of all of the office developments owned or under active planning by Andrew S. Garrett or his affiliates within ten (10) miles of the Property. For purposes of this Article 13, the term “Seller affiliate” shall mean Stafford Commerce Park, LLC and any entity in which Andrew S. Garrett holds, directly or indirectly, a controlling interest.

14. Miscellaneous Provisions.

14.1 Completeness and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Agreement shall not be modified or amended except by an instrument or writing signed by and on behalf of the parties.

14.2 Additional Documents. Purchaser and Seller agree that they will, at any time after the Closing, duly execute and deliver to each other any additional conveyances, assignments, documents and instruments, and shall take or cause to be taken such further actions (including the making of filings), which are necessary in connection with the consummation of the purchase and sale contemplated herein.

14.3 Severability. If fulfillment of any provision of this Agreement, or performance of any transaction related hereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

14.4 Cumulative Remedies. Except as specifically provided in this Agreement, each and every of the rights, benefits, and remedies provided to Purchaser or Seller by this Agreement, or any instruments or documents executed pursuant to this Agreement, are cumulative and shall not be exclusive of any other rights, remedies and benefits allowed to such party by this Agreement, at law or in equity.

14.5 Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

14.6 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

14.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Purchaser may not assign this Agreement to any person or entity other than a direct or indirect subsidiary of Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of an assignment by Purchaser to a direct or indirect subsidiary of Purchaser, Purchaser shall remain liable for the performance of the obligations of Purchaser hereunder, unless and until expressly released by Seller. Seller shall not assign this Agreement.

14.8 Waiver; Modification. Failure by Purchaser or Seller to insist upon or enforce any of its rights hereto shall not constitute a waiver thereof.

14.9 Governing Law. This Agreement shall be governed by and construed under the laws of the state of Virginia.

14.10 Headings. The headings are used herein for convenience of reference only, and shall not be deemed to vary the content of this Agreement.

14.11 Exhibits. All Exhibits attached hereto are incorporated herein and made a part of this Agreement.

14.12 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. This document and any amendment hereto may be executed by facsimile and any such facsimile shall be deemed to constitute an original for all purposes hereof.

14.13 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be personally delivered, sent by facsimile transmission, sent by Federal Express or other recognized overnight delivery service, prepaid by the party sending such notice, to the addresses indicated below.

If intended for Seller to: With a copy to: If intended for Purchaser to: With a copy to:	Stafford Commerce Center, L.L.C.
c/o Garrett Development Corporation
25 Center Street, Suite 101
Stafford, Virginia 22556
Fax No. (540) 659-3449
Attention: Andrew S. Garrett
Foley Hoag LLP
1875 K Street, N.W., Suite 800
Washington, D.C. 20006
Fax No. (202) 467-9630
Attention: Stephanie Cutler, Esq.
Columbia Equity Trust, Inc.
1750 H Street, N.W., Suite 500
Washington, D.C.
Fax No. (202) 303-3088
Attention: Clinton D. Fisch
Watt Tieder Hoffar & Fitzgerald, L.L.P.

8405 Greensboro Drive, Suite 100

McLean, Virginia 22012

Fax No. (703) 749-0479

Attention: Colin J. Smith, Esq.

The addresses and parties set forth above may be changed from time to time by any party by notice to the other. For purposes of this Agreement, notices shall be effective upon receipt or refusal thereof.

14.14 Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday or Sunday, or other day recognized as a holiday by the U.S. Government. All times specified hereunder shall be deemed to be Eastern Standard/Daylight Times.

14.15 Survival. It is the express intention and agreement of the parties hereto that the covenants, agreements, statements, representations and warranties made in this Agreement by Seller and Purchaser shall survive the execution and delivery of this Agreement for one (1) year following Closing (except for the three (3) year survival periods described in Section 7.4 and Article 13 above).

14.16 Attorneys’ Fees. If Purchaser institutes any proceeding or action to obtain specific performance by Seller of its closing obligations hereunder, or if either party institutes any proceeding or action to obtain any other relief under this Agreement, the non-prevailing party shall in such event reimburse the other party for reasonable, out-of-pocket costs and other expenses, including reasonable attorneys’ fees, incurred in connection with such proceeding or action.

14.17 Waiver of Jury. SELLER AND PURCHASER EACH HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14.18 Brokerage Commission. Seller and Purchaser represent and warrant to each other that they have dealt with no brokers or finders in connection with the sale of the Property other than Grubb & Ellis (the “Broker”) and that no brokerage fee or real estate commission is or shall be due or owing in connection with this transaction other than to the Broker, who shall be paid solely by Seller from the proceeds at Closing in accordance with the terms of a separate written agreement with Seller. Seller and Purchaser hereby indemnify and hold the other harmless from any and all loss, costs or damage (including, without limitation, reasonable attorneys fees and expenses) arising out of any claims of any broker or agent so claiming based on action or alleged action of the indemnifying party recognizing the Seller alone shall bear the cost of the Broker as aforesaid. This Section 14.18 shall survive Closing.

14.19 Exclusivity. Seller agrees that it will not (either directly or indirectly) offer to sell, or solicit any offers to purchase or negotiate for the sale or disposal of the Property with any other party other than the Purchaser and its affiliates prior to Closing or an earlier default by the Purchaser hereunder (beyond any applicable notice and cure period) or termination of this Agreement in accordance with its terms.

14.20 Confidentiality. Each party agrees that, except as otherwise set forth in this Agreement or required by law or legal process, it shall: (i) keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential (except that Purchaser and Seller may disclose such data and information to their respective employees, lenders, consultants, accountants and attorneys, provided that such persons agree to treat such data and information confidentially); and (ii) refrain from generating or participating in any publicity statement, press release or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by legal process; provided, however, that Purchaser and Seller may at or following the Closing publicly announce the sale of the Property and the identity of the new owner thereof. The provisions of this Section 14.20 shall survive the Closing. Seller acknowledges that Purchaser is a publicly traded real estate investment trust. Notwithstanding the foregoing confidentiality provisions, Seller acknowledges that the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) may require Purchaser to disclose certain basic information concerning this Agreement and the transactions contemplated herein in documents to be filed with the SEC. The parties agree that Purchaser shall be permitted to make such disclosures and that such disclosures shall not constitute a breach or a violation of this Section 14.20 or any other confidentiality or non-disclosure agreement executed by the parties prior to the Effective Date. Such confidentiality or non-disclosure agreement, if any, shall be amended and modified to the extent provided in this Section 14.20.

14.21 Tax Deferred Exchange. Purchaser and Seller agree that, at either Purchaser or Seller’s sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Purchaser and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ fees and reasonable attorneys’ fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to the Property to Purchaser. In no event will the Closing be delayed because of any circumstances relating to the Section 1031 exchange. Notwithstanding anything to the contrary contained in this paragraph, any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Purchaser shall in no event be requested or required to acquire title to any property other than the Property.

[THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

PURCHASER:

ATTEST:		COLUMBIA EQUITY TRUST, INC., a Maryland corporation

/s/Ed Schulze		By:	/s/Clinton D. Fisch

Name: Title:	Ed Schulze Vice President		Name: Title:	Clinton D. Fisch Senior Vice President

(CORPORATE SEAL)
SELLER:
WITNESS: STAFFORD COMMERCE CENTER, LLC, a Virginia limited liability company
By:Garrett Development Corporation, Its Manager
/s/Sandy Winkler	By:/s/Andrew S. Garrett
Name: Sandy Winkler Andrew S. Garrett, President
Title: Comptroller
(CORPORATE SEAL)By:Cutler Development Corporation, Its Manager
/s/Paul Salditt	By:/s/Miriam J. Cutler
Name: Paul Salditt Miriam J. Cutler, President
Title:
(CORPORATE SEAL)
ACCEPTED AND AGREED BY ESCROW AGENT:
COMMERCIAL TITLE GROUP, INC.
By: /s/Douglas A. Nichols
Name:	Douglas A. Nichols
Title:	President

Andrew S. Garrett hereby executes this Agreement solely for the purpose of evidencing his agreement, pursuant to Article 13 herein, not to take any action to cause or allow any of Seller’s affiliates (as defined in Article 13 hereof) to violate the covenant not to compete set forth in Article 13 hereof.

/s/Andrew S. Garrett
Andrew S. Garrett

LIST OF EXHIBITS
EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I	Legal Description
Schedule of Leases
Schedule of Service Contracts
List of Loan Documents for Existing Indebtedness and Statement of Reserves
Form of Tenant Estoppel Certificate
Form of Option Agreement
List of Properties Within 10 Mile Radius
Reps and Warranties Escrow Agreement
Form of CC&R Estoppel Certificate

EXHIBIT A

Legal Description

All of the following parcels of real property situated in Stafford County, Virginia namely:

See attached descriptions contained on 1 page

EXHIBIT B

Schedule of Leases

EXHIBIT C

Schedule of Service Contracts

EXHIBIT D

List of Loan Documents for Existing Indebtedness and Statement of Reserves

A. LIST OF LOAN DOCUMENTS FOR EXISTING INDEBTEDNESS

1. Deed of Trust Note

2. Deed of Trust

3. UCC-1 Financing Statements

4. Assignment of Leases and Rents

5. Non-Recourse Carve-Outs Guaranty

6. Environmental and Hazardous Substance Indemnification Agreement

7. Affidavit of Title

8. Loans to One Borrower Certificate

9. Manager’s Consent and Subordination of Management Agreement

10. Certificate (Operating Statements)

11. Certificate (Rent Roll)

12. Certificate (Licenses, Permits, Consents and Approvals)

13. Copy of completed, dated Opinion of Borrower’s Counsel

14. Mortgagee Protective Agreement

B. STATEMENT OF RESERVES

Tax Reserve Balance	$9,871.28
Insurance Reserve Balance	$9,247.28
T.I. and Capital Improvement Reserve	$195,668.24
Total Reserve Balance	$214,786.80

EXHIBIT E

Form of Tenant Estoppel Certificate

________, 2006

Columbia Equity Trust, Inc. (“Purchaser”)
1750 H Street, NW
Suite 500
Washington, D.C. 20006

Re:	Building Address:	25 Center Street Stafford, Virginia (the “Property”)

Ladies and Gentlemen:

It is our understanding that Stafford Commerce Center, L.L.C., a Virginia limited liability company (“Seller”) proposes to transfer the ownership of the Property to Purchaser. As a condition precedent of Purchaser acquiring the Property, Seller and Purchaser have required this certification of the undersigned.

The undersigned, as Tenant, under that certain Lease Agreement, dated      , 200     , as amended by that certain      (the “Lease”), for rentable area on the      floor of the Property (the “Leased Premises”), made with Seller, as Landlord, hereby ratifies the Lease and certifies to Seller, Purchaser and Lender (as hereinafter defined) that:

1.	The current annual Basic Rent payable pursuant to the terms of the Lease is $ per annum; and further, additional rent pursuant to the Lease is payable as follows: Tenant pays its pro-rata share (such pro-rata share being equal to %) of Operating Expenses in excess of the Operating Expense Base of $ ; and

2.	The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way except as noted above; and

3.	The Lease represents the entire agreement between Seller and Tenant as to the Leased Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease; and

4.	On this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of the Lease by Seller; and

5.	No rental has been paid in advance and no security has been deposited with Seller except for a security deposit in the amount of $ ; and

6.	The total rentable floor area of the Leased Premises is rentable square feet; and

7.	On the date of this certification there are no existing breaches or defaults by Seller or Tenant under the Lease that are known to Tenant; and

8.	The term of the Lease commenced on , 200 . The Rent Commencement Date under the Lease was , 200 . The Lease will expire on , 20 . The Tenant has no option to purchase all or any part of the Property or any option to terminate or cancel the Lease. The Lease provides for [no or ( ) -year] extension options; and

9.	Tenant has accepted possession of the Leased Premises and there are no outstanding Landlord obligations to perform tenant improvements.

10.	Tenant has not transferred, assigned, or sublet any portion of the Leased Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

11.	All monthly installments of Basic Rent and Operating Expense Increases have been paid when due through , 200 . The current monthly installment of Basic Rent is $ and the current monthly installment of Operating Expense Increases is $ .

12.	Tenant’s current address for notices under the Lease is:

Attn:

13.	The Guaranty of Lease dated , 200 from , a , has been duly executed and delivered, is unamended and is in full force and effect.

Tenant acknowledges that this certificate may be delivered to Purchaser and its mortgage lender (“Lender”) and their respective successors and assigns, and acknowledges that such persons will be relying upon the statements contained herein in acquiring the Property or disbursing loan advances or making a new loan secured by the Property and that receipt of this certificate by Lender and Purchaser is a condition of disbursing loan advances or making such loan or acquiring the Property, respectively. Without limitation, any entity formed by Purchaser to purchase the Property may rely upon this Certificate.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the       day of      , 2006.

     , a

By
Its

EXHIBIT F

Form of Option Agreement

OPTION AGREEMENT

THIS OPTION AGREEMENT, made this      day of      , 2006 (the “Effective Date”), by and between STAFFORD COMMERCE PARK, L.L.C., a Virginia limited liability company (“Optionor”), and COLUMBIA EQUITY TRUST, INC., a Maryland corporation or its permitted assigns (collectively, “Optionee”).

WITNESSETH:

WHEREAS, the Optionor is the owner of certain property consisting of three (3) parcels of land, with the buildings and improvements erected or to be erected thereon, located in Stafford County, Virginia, and commonly known as (i) Stafford Commerce Park Building I, a completed office building with a street address at 65 Barrett Heights Road, Stafford, Virginia (“SCP I”), Stafford Commerce Park Building II, an office building for which construction has commenced and with a street address of 75 Barrett Heights Road, Stafford, Virginia (“SCP II” and, together with SCP I, the “Buildings”) and Stafford Commerce Park Building III, presently a pad site with no construction commenced (“SCP III” and, collectively with the Buildings, the “Property”).

WHEREAS, the Optionee desires an option to purchase the Property and the Optionor is willing to give said option; and

WHEREAS, Stafford Commerce Center, LLC, Stafford Commerce Center II, LLC, Stafford Commerce Center III, LLC and Stafford Commerce Center IV, LLC (each an “SCC Owner” and collectively, the “SCC Owners”), each being an entity owned under the same or a substantially similar ownership structure as Optionor, have each entered into a Purchase and Sale Agreement dated as of July      , 2006 (collectively, the “SCC Purchase Agreements”) for the purchase by the Optionee or permitted assigns of certain real property owned by each such SSC Owner in the immediate vicinity of the Property; and

WHEREAS, the SCC Purchase Agreements each entitle the Optionee to condition its closing thereunder on the provision of an option for the purchase of the Property; and

WHEREAS, the parties desire to confirm in writing their understandings and agreements pertaining to the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and in consideration of the sum of Ten Dollars ($10.00) by each in hand paid to the other, receipt of which is hereby acknowledged, the Optionor and the Optionee hereby agree as follows:

1. Grant of Option. The Optionor does hereby grant to the Optionee the exclusive option (the “Option”) to purchase the Property during the Option Term (defined in Section 3 below) and on the other terms and conditions set forth in this Option Agreement. The Property is more particularly defined on Exhibit A attached hereto and made a part hereof. The Property may be purchased in a single transaction involving the contemporaneous acquisition of the entire Property, or, at Optionee’s option, the Option may be exercised just with respect to the two (2) Buildings together (separate from SCP III, but not separate from each other) and/or just with respect to SCP III (separate from the Buildings) in either case, on terms set forth below. In the event that Optionee exercises its Option just with respect to the Buildings or just with respect to SCP III, as applicable, its Option shall remain in effect with respect to the remaining portion of the Property for the remainder of the Option Term. Optionor shall not have the right to sell, transfer or convey any ownership interest in or to any portion of the Property during the Option Term except (a) in connection with a separation of SPC III and the two Buildings into two or three separate ownership entities, as may be beneficial for financing or other bona fide business purposes, as long as each of such ownership entities has the same ownership structure as the ownership structure of the Optionor, and provided that in the case of such a separation of ownership, the Optionor and such separate ownership entities will enter into such amendment(s) to this Option Agreement and/or other documents as the Optionee may reasonably request to ensure that all of the terms of this Option Agreement remain in full force and effect and binding against all parts of the Property and the ownership entities of the Property in the same manner as provided herein, and (b) otherwise as pursuant to the terms of this Option Agreement.

2. Option Consideration. The consideration for the Option is the mutual promises and agreements set forth in the Purchase Agreements and herein.

3. Term of Option. The term of the Option (the “Option Term”) shall commence as of the Effective Date hereof and, unless earlier voided in accordance with the terms hereof, shall continue until the third (3rd) anniversary of the Effective Date (the “Option Termination Date”).

4. Inspection Period and Option Exercise.

(a) If the Optionee determines that it may wish to exercise the Option as to the Buildings, as to SCP III or as to the entire Property, as applicable (the “Option Property”), it shall first deliver a notice of interest to the Optionor pursuant to Section 7 below (the “Notice of Interest”). Such Notice of Interest shall be delivered no later than ninety (90) days prior to the Option Termination Date (the “Option Notice Deadline”). If such Notice of Interest is not received by the Option Notice Deadline, this Option Agreement will be null and void and neither party will have any further obligation to the other hereunder. If a Notice of Interest is timely delivered to Optionor, the Optionee shall be entitled, for the next following sixty (60) day period (the “Inspection Period”), to inspect the Option Property during normal business hours (i.e. Monday through Friday from 9:00 a.m. to 5:00 p.m. – federal holidays excepted) upon prior notice to Optionor of at least one (1) business day, to enter, or cause its agents or representatives to enter, upon the Option Property for the purpose of making surveys, tests, test borings, inspections, investigations and architectural, structural, economic, environmental and other studies of the Option Property and tenant interviews as the Optionee may deem desirable. The Optionee may also use the Inspection Period for obtaining title reports, surveys and/or zoning reports. The Optionor agrees that it shall reasonably cooperate with the Optionee in connection with any other information regarding the Option Property reasonably requested by the Optionee and will make available such information during the Inspection Period. The Optionee shall, at the Optionee’s sole cost and expense, promptly and fully restore any damage or destruction to the Option Property occurring as a result of any act or omission of the Optionee by reason of such tests, studies or investigations. The Optionee shall indemnify, defend and hold the Optionor harmless from and against all loss, cost, damage or claim (including reasonable attorneys’ fees and courts costs) arising out of or resulting from the Optionee’s exercise of the right and privilege granted to the Optionee to inspect the Option Property, and the indemnity contained in this paragraph shall survive the termination of this Option Agreement and termination of the SCP Purchase Agreement (defined below).

(b) If, during the Inspection Period, the Optionee in its sole discretion determines that the Option Property condition or any circumstance related to the Option Property has changed adversely since the date of execution of this Option Agreement, or if for any or no reason whatsoever the Optionee is not satisfied with the results of its investigations, the Optionee shall have no right or recourse against the Optionor or the Option Property other than the right to elect not to exercise the Option. If the Optionee determines in its sole discretion that it shall exercise the Option, the Optionee shall provide notice of exercise to the Optionor pursuant to Section 7 below (the “Notice of Exercise”) no later than the last day of the Inspection Period (the “Exercise Deadline”). The date of such exercise shall be hereinafter referred to as the “Exercise Date.” On such Exercise Date, in addition to providing the Notice of Exercise, the Optionee shall deliver to the Optionor, in duplicate executed originals, a Purchase and Sale Agreement (the “SCP Purchase Agreement”) for the Option Property in substantially the form attached hereto as Exhibit B

[Form to be agreed to by the parties in good faith, consistent with the following parameters, prior to the Closing date under the SCC Purchase Agreements. The SCP Purchase Agreement shall be similar in form and content to the SCC Purchase Agreements, excepting (i) change in price to the Purchase Price hereunder; (ii) change in Deposit amount, prorating the deposit to reflect the same percentage of purchase price as in the SCC Purchase Agreements; (iii) any factual changes necessary to make the representations and warranties accurate; (iv) eliminating the inspection provision (Section 4); (v) eliminating, or modifying as appropriate to conform to differing facts, all terms related to existing indebtedness and debt assumption (in recognition that Optionor shall deliver the Option Property free and clear of all mortgages); (vi) eliminating Seller’s obligation to pay any survey costs incurred by Purchaser; (vii) eliminating non-compete terms; (viii) setting the closing date for sixty (60) days after the Exercise Date (unless the parties agree to an earlier date); (ix) eliminating the Battelle holdback, (x) prorating the representation and warranty escrow to reflect the same percentage of purchase price as in the SCC Purchase Agreements, (xi) as to SPC III, if unimproved, eliminating any provisions related to or arising from the existence of improvements and tenants, and (xii) making other such changes as are necessary to conform the agreement to the differing facts specific to the Option Property and not shared with any SCC Property.]

The Optionor shall execute and return the SCP Purchase Agreement to the Optionee no later than five (5) business days thereafter. Optionor’s failure to so execute the SCP Purchase Agreement shall not in any manner affect Optionee’s Option rights hereunder, provided that Optionee is not in default hereunder and Optionee’s execution and delivery of the SCP Purchase Agreement to Optionor was in accordance with the terms hereof in all material respects. Failure of the Optionee to deliver the Notice of Exercise by the Exercise Deadline and/or to include a signed SCP Purchase Agreement with the Notice of Exercise, as provided above, shall render this Option Agreement null and void, in which event neither party shall have any further obligation to the other hereunder.

(c) The Optionee agrees that it will have no rights whatsoever with respect to the Property, its management or its operation except as expressly set forth hereunder or as expressly set forth in the SCP Purchase Agreement after its full execution and delivery in accordance herewith.

6. Purchase Price.

(a) The purchase price for the Option Property and all other terms and conditions of the sale and purchase of the Option Property by Optionor to Optionee (or its permitted assignee) shall be as set forth in the SCP Purchase Agreement. The parties agree that the SCP Purchase Agreement shall set forth the purchase price for the Option Property, which shall be calculated separately for each of the Buildings and for SCP III, as follows. If either or both of the Buildings is one hundred percent (100%) occupied at the time the Option is exercised, the purchase price for each such one hundred percent (100%) occupied Building shall be equal to the result of the projected forward twelve (12) month net operating income, based on executed leases in such building, less a five percent (5%) general vacancy allowance applied to non-credit tenants, divided by a capitalization rate of 8.25%. In the event that the Option is exercised with respect to the Buildings at such time as either or both of the Buildings is not one hundred percent (100%) occupied, but is at least fifty percent (50%) occupied, the purchase price for such partially occupied Building shall be determined by (i) “grossing-up” the Building’s actual annual lease revenue to reflect an eighty-five percent (85%) leased Building, (ii) subtracting actual annualized operating expenses for the Building with operating expenses that vary with occupancy being “grossed-up” to reflect an eighty-five percent (85%) occupied Building, (iii) deducting Thirty Dollars ($30.00) per rentable square foot for each square foot of unleased rentable area in the Building (to cover estimated leasing commissions and tenant improvements expenses), and (iv) applying an eight and twenty-five/100 percent (8.25%) capitalization rate to the sum of item (i) less items (ii) and (iii). In light of the foregoing purchase price methodology, Optionee may not exercise the Option as to the Buildings at any time that a Building is less than fifty percent (50%) leased; recognizing, however, that this Option Agreement shall otherwise be in full force during the entire Option Term. The purchase price for SCP III shall, at all times during the Option Term, be Three Million Five Hundred Thousand Dollars ($3,500,000.00).

(b) The purchase price for SCP III as aforesaid is premised on an unimproved pad site. As of the date hereof, Optionor has no specific plans to develop SCP III. However, if Optionor decides to construct improvements on SCP III during the Option Term, then, so long as Optionor has provided written notice of the impending construction on SCP III at least sixty (60) days prior to the commencement of construction but no more than one hundred eighty (180) days prior to the commencement of construction, the purchase price for any office building that may be constructed on SCP III, at such time thereafter and during the Option Term as such office building may become complete and at least fifty percent (50%) leased, shall be computed in the same manner as the purchase price for the Buildings as described in Paragraph 6(a) above (but any residential building which may be constructed on SCP III shall not be subject to the Option). The purpose of the notice requirement set forth in the preceding sentence is to afford Optionee the opportunity to exercise its Option prior to the start of construction. If Optionee does not submit a Notice of Interest within thirty (30) days of receipt of such notice from Optionor of the impending construction, Optionor shall be free to construct improvements at will on SCP III, subject only to Optionee’s continued Option rights during the Option Term with respect to office improvements as described above. If Optionee does submit a Notice of Interest within thirty (30) days of receipt of such notice from Optionor of impending construction, Optionor shall not commence construction on SCP III and, if Optionee thereafter delivers a Notice of Exercise by the Exercise Deadline and otherwise exercises the Option for SCP III in accordance with the requirements described above, the purchase price for SCP III shall remain Three Million Five Hundred Thousand Dollars ($3,500,000.00). If Optionee thereafter does not deliver a Notice of Exercise by the Exercise Deadline and/or does not otherwise exercise the Option for SCP III in accordance with the requirements described above, Optionor shall be free to commence construction and the Option for SCP III shall terminate and be of no further force or effect.

7. Notice. Notices and other communications hereunder shall be given to the Optionor (with copies as specified) and to the Optionee (with copies as specified) to the same addresses as are set forth in Section 14.13 of the SCC Purchase Agreements, all such addresses being incorporated herein by this reference. Such addresses may be changed from time to time by any party by notice to the other in accordance with this Section 7. All notices and other communications shall be effective upon receipt or refusal thereof. All notices and other communications hereunder shall be in writing and shall be either (i) personally delivered, (ii) sent by prepaid Federal Express or other recognized overnight delivery service, or (iii) sent by facsimile transmission.

8. Time of Essence. Time shall be of the essence in the performance of the terms and conditions of this Option Agreement.

9. Assignment. The Optionor may not assign this Option Agreement. The Optionee may not assign this Option Agreement to any person, other than a direct or indirect subsidiary of Optionee or any other entity that becomes the purchaser under the SCC Purchase Agreements, without the prior written consent of Optionor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of an assignment to a direct or indirect subsidiary of Optionee, Optionee shall remain liable for the performance of the obligations of Optionee hereunder, unless and until expressly released by Optionor. This Option Agreement shall run with the land and be binding upon Optionor’s successors and assigns in ownership of the Property.

10. Waiver. No waiver of any breach of any covenant or agreement herein contained shall be construed to be a waiver of the covenant or agreement itself, or of the subsequent breach thereof. Further, no condition, obligation or provision of this Option Agreement shall be deemed to be abrogated or waived by reason of any failures to enforce the same.

11. Completeness and Modification. This Option Agreement, together with all exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Option Agreement shall not be modified or amended except by an instrument or writing signed by both Optionor and Optionee.

12. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

13. Counterparts. To facilitate execution, this Option Agreement may be executed in multiple counterparts, which collectively shall constitute a single instrument.

14. Recordation. Optionor and Optionee shall execute and deliver on the Closing Date under the SCC Purchase Agreements a Memorandum of Option in the form attached hereto as Exhibit B, which shall be recorded against the Property (at Optionee’s sole cost and expense) to evidence Optionee’s rights hereunder. In addition, Optionor and Optionee shall execute a Termination of Memorandum of Option in the form attached as Exhibit C, which shall be held by Optionor’s legal counsel (the “Option Release Agent”). The Option Release Agent shall be and hereby is authorized and instructed, without further notice or instruction or any kind from Optionee or any other person, to record the Termination of Memorandum of Option against the Property if any of the following shall occur: (a) the Optionee does not deliver a Notice of Interest in accordance with the terms hereof by the Option Notice Deadline, (b) the Optionee timely delivers a Notice of Interest but does not deliver a Notice of Exercise and a signed SCP Purchase Agreement by the Exercise Deadline, or (c) the Optionee timely delivers a Notice of Exercise and signed SCP Purchase Agreement but closing under the SCP Purchase Agreement has not occurred for any reason by the thirtieth (30th) day after the closing date specified thereunder unless by such thirtieth (30th) day the Option Release Agent has received a written notice from Optionee stating that Optionor has defaulted under the SCP Purchase Agreement and that Optionee will seek to specifically enforce its interest in the Option Property thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed and intend to be legally bound on the day and year first above written.

OPTIONOR:
STAFFORD COMMERCE PARK, L.L.C., a Virginia limited liability company By: Name:
Title:

OPTIONEE:

COLUMBIA EQUITY TRUST, INC., a Maryland corporation

By:
Name:

Title:Exhibit A to Option Agreement

Legal Description of Property
[to be inserted]
Exhibit B to Option Agreement
Form of Memorandum of Option
[to be inserted]
Exhibit C to Option Agreement
Form of Termination of Memorandum of Option
[to be inserted]

EXHIBIT G
EXHIBIT H

Reps and Warranties Escrow Agreement

HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement (this “Agreement”) is entered into as of      , 2006, by and among STAFFORD COMMERCE CENTER      , L.L.C., a Virginia limited liability company (“Seller”),      LLC, a      limited liability company (“Purchaser”), and      , a      (the “Escrow Agent”).

WHEREAS, Seller and Purchaser’s predecessor-in-interest, Columbia Equity Trust, Inc., have entered into that certain Purchase and Sale Agreement dated as of      , 2006 (the “Purchase Agreement”), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Property (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Seller has made certain representations and warranties which survive until the one (1) year anniversary of the Closing Date (the “Termination Date”); and

WHEREAS, to secure Purchaser in the event of a claim of breach of the representations and warranties under the Purchase Agreement and under the Related Contracts (as defined in the Purchase Agreement), Purchaser and Seller have agreed that an aggregate amount equal to Seven Hundred Fifty Thousand and Zero/100 Dollars ($750,000.00) of the combined purchase prices under the Purchase Agreement and the Related Contracts (the “Holdback Amount”) will be escrowed at Closing and held by an escrow agent to be disbursed as provided in this Agreement; and

WHEREAS, the parties have further agreed that if the Holdback Amount is not required to satisfy any such claims, the balance of the Holdback Amount shall be paid by the Escrow Agent to Seller; and

WHEREAS, the Escrow Agent has agreed to act as Escrow Agent hereunder in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, it is hereby agreed as follows:

1. Appointment of Escrow Agent. Purchaser and Seller mutually appoint and designate the Escrow Agent as Escrow Agent to receive, hold and disburse the Holdback Amount, and the Escrow Agent hereby accepts such appointment and designation.

2. Establishment of Escrow. Purchaser shall deposit the Holdback Amount with the Escrow Agent at Closing (as defined in the Purchase Agreement) and the Escrow Agent shall acknowledge receipt of the Holdback Amount to be held in escrow in accordance with this Agreement. The Holdback Amount shall be segregated from other assets of the Escrow Agent. The Escrow Agent agrees to hold and administer the Holdback Amount subject to the terms of this Agreement.

3. Investment of Holdback Amount. The Escrow Agent shall invest the Holdback Amount in direct, short-term obligations of the United States Government or its instrumentalities. All accumulated income shall be held for the benefit of Seller and shall be paid to Seller on the Termination Date and at the time of the final distribution of the Holdback Amount hereunder.

4. Payments from Holdback Amount; Actions on Escrow Assets.

4.1 Notice of Claims. At any time or times subsequent to the Closing Date (as such term is defined in the Purchase Agreement) and prior to the Termination Date, Purchaser may make claims against the Holdback Amount for payment of any loss, cost, liability, damage or expense incurred by Purchaser arising or resulting from a breach by Seller of any of its representations or warranties set forth in Section 3 of the Purchase Agreement. Any such claim shall be made by Purchaser by giving written notice to Seller and Escrow Agent specifying in reasonable detail the amount claimed and including reasonable supporting documentation (a “Notice of Claim”).

4.2 Accepted Claims. If Seller shall dispute such claim (or a portion thereof) (a “Disputed Claim”), it shall give written notice of such objection to the Escrow Agent and Purchaser at any time within ten (10) business days after Purchaser’s Notice of Claim (a “Dispute Notice”). If Seller fails to give a Dispute Notice within such time period, Seller shall be deemed to have approved the claim as a valid claim in the full amount thereof (an “Accepted Claim”). All such notices shall be delivered as provided in Section 11 hereof.

4.3 Disputed Claims. If Seller shall dispute a claim (or portion thereof) of Purchaser as above provided, then the Escrow Agent shall retain all or such portion of the Holdback Amount as may be sufficient to pay said Disputed Claim in full and shall make no distribution thereof (except for the amount of any Accepted Claim as set forth above) unless and until the Escrow Agent receives joint written instructions from Purchaser and Seller or until there is a final court order indicating the amount and recipient of such distribution, at which point such Disputed Claim shall be deemed an “Accepted Claim” for purposes of this Agreement. Escrow Agent will have the right, upon at least five (5) business days’ prior written notice to Seller and Purchaser, to deposit the amount of any Disputed Claim into a court of competent jurisdiction for disposition by such court pursuant to the terms hereof.

5. Release and Termination of Escrow. This Agreement shall terminate on the Termination Date, and on the Termination Date the Holdback Amount (and interest thereon) then held by Escrow Agent will be promptly distributed to or at the direction of Seller; provided, however, that if the Escrow Agent has received any Notices of Claim pursuant to Section 4 of this Agreement prior to the Termination Date which have not been resolved on the Termination Date, this Agreement shall continue in effect until all such claims shall have been resolved. In such event, as of the Termination Date, an amount adequate to cover the sum of amounts specified as subject to claims in all Notices of Claim received by the Escrow Agent prior to the Termination Date and which have not been paid or otherwise resolved will continue to be held by the Escrow Agent until they become Accepted Claims under Section 4 above, and the Escrow Agent shall distribute the balance of the Holdback Amount, if any, to Seller within five (5) days after the Termination Date. At such time as all such remaining claims outstanding as of the Termination Date have been paid or otherwise resolved pursuant to Section 4, the Escrow Agent shall distribute the remainder of the Holdback Amount, if any, plus all interest thereon, to or as directed by Seller.

6. Duties and Responsibilities of the Escrow Agent.

6.1 No Liability. Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, or employees hereunder except in the case of gross negligence, bad faith or willful misconduct.

6.2 Fees. Purchaser and Seller each agree to share equally the Escrow Agent’s reasonable compensation for its normal services hereunder (if any). Notwithstanding the previous sentence, in the event the Escrow Agent is Walker Title Company, Seller shall be solely responsible for all fees and charges of Escrow Agent for its services hereunder.

7. Successor Escrow Agent. Any successor Escrow Agent shall be bound by all of the provisions hereof, and the term “Escrow Agent” as used herein shall include such a successor Escrow Agent. The Escrow Agent may be removed at any time by joint agreement of the parties. If the Escrow Agent resigns, it shall give thirty (30) days prior notice of resignation to Purchaser and Seller and the parties will jointly appoint a successor Escrow Agent.

8. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of the escrow hereunder, upon the termination of this Agreement or upon written request by either Purchaser or Seller under reasonable circumstances, the Escrow Agent shall render to Purchaser and Seller and to the successor Escrow Agent, if any, a written accounting of the Holdback Amount any and all distributions thereof.

9. Assignability. This Agreement may not be assigned by any party. Notwithstanding the foregoing, however, that Purchaser may assign this Agreement to any party to whom the Purchase Agreement is being assigned in accordance with its terms. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the Commonwealth of Virginia, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

11. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, telecopier, or air courier to the parties set forth below. Such notices shall be deemed given at the time personally delivered, if delivered by hand or by courier, at the time received if sent certified or registered mail, one day after delivery to a reputable overnight courier service, and when receipt is acknowledged by telecopy equipment, if telecopied.

If to Seller:	Stafford Commerce Center, L.L.C.
? Garrett Development Corporation
25 Center Street, Suite 101
Stafford, Virginia 22556
Attention: Andrew S. Garrett
Telecopier: (540) 659-3449
with a copy to:	Foley Hoag LLP
1875 K Street, N.W., Suite 800
Washington, D.C. 20006
Attention: Stephanie Cutler, Esq.
Telecopier: (202) 467-9630
If to Purchaser:	—
? Columbia Equity Trust, Inc.
1750 H Street, N.W., Suite 500
Washington, D.C.
Attention: Clinton D. Fisch
Telecopier: (202) 303-3088
with a copy to:	Watt Tieder Hoffar & Fitzgerald, L.L.P.
8405 Greensboro Drive, Suite 100
McLean, Virginia 22012
Attention: Colin J. Smith, Esq.
Telecopier: (703) 749-0479
If to Escrow Agent:	—

Attention:

Telecopier:

Notwithstanding the foregoing, a Notice of Claim under Section 4.1 above must be sent to Seller and Seller’s counsel set forth above by an authorized method of delivery under this Section 11 other than telecopier.

12. Counterparts. This Agreement may be executed in multiple counterparts, each which shall be an original, but all of which together shall constitute one and the same agreement.

13. Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto.

14. Entire Agreement, Severability and Further Assurances. This Agreement together with all schedules hereto constitutes the entire agreement among the parties, and all promises, representations, undertakings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused the same to be executed by their duly authorized representatives as of the date first stated hereinabove.

PURCHASER:

     , LLC, a      limited liability company

By:
Name:
Title:

SELLER:

STAFFORD COMMERCE CENTER ___, L.L.C., a Virginia limited liability company
By:	Garrett Development Corporation, Its Manager
	By:	—
Andrew S. Garrett, President
By:	Cutler Development Corporation, Its Manager
	By:	—
Miriam J. Cutler, President

Receipt of original copies of this Agreement executed by Purchaser and Seller is acknowledged this      day of      , 2006. Escrow Agent expressly acknowledges and agrees to comply with the provisions hereof governing the holding and disposition of the Deposit, including without limitation Section      herein.

ESCROW AGENT:

By:
Name:
Title:

EXHIBIT I

Form of CC&R Estoppel Certificate

Columbia Equity Trust, Inc.
1750 H Street, N.W., Suite 500
Washington, DC 20006

Attn: Mr. Clinton D. Fisch

Re: Declaration for Stafford Commerce Center dated November 7, 2001 and recorded among the land records of Stafford County, Virginia (the “Land Records”) as Instrument [1] LR010026943 (the “Declaration”)

Ladies and Gentlemen:

You have informed us of a pending sale of the property located at 25 Center Street, Stafford, Virginia (the “Property”). For Ten and Zero/100 Dollars ($10.00) and other good and sufficient consideration, receipt of which is hereby acknowledged, and for the purposes of providing information to Columbia Equity Trust, Inc., a Maryland corporation (together with its successors and assigns, the “Purchaser”) and to Purchaser’s mortgage lender (together with its successors and assigns, the “Lender”) regarding the Property and the Declaration, the undersigned (the “Undersigned”) does hereby certify to Purchaser and Lender and agree that:

1.	The Declaration is in full force and effect, and is valid and enforceable according to its terms and has not been modified, amended, supplemented or changed in any respect.

2.	As of the date hereof, all assessments, common expenses or other payments due from Stafford Commerce Center, L.L.C., a Virginia limited liability company (“Seller”), as the current owner of the Property, under the Declaration and with respect to the Property have been paid as of the date of this certification.

3.	Neither Seller, as current owner of the Property, the Property or the Undersigned is in default in any material respect under the Declaration, nor has any event occurred, which with the passage of time or the giving of notice, would constitute a material default under the Declaration.

4.	As of the date hereof, no notices of regular or special assessments have been issued to Seller under the Declaration which remain unpaid as of the date of this certification.

5.	This certification may not be changed, waived or discharged orally, but only by an agreement in writing.

IN WITNESS WHEREOF, the Undersigned has caused this certificate to be executed as of the       day of      2006.

Stafford Commerce Center Owners Association, a Virginia non-stock corporation

By:
Andrew S. Garrett, President

AGREEMENT OF PURCHASE AND SALE

Between

STAFFORD COMMERCE CENTER, L.L.C.
“Seller”

and

COLUMBIA EQUITY TRUST, INC.
“Purchaser”